Exhibit 99.1

Yelp Reports Second Quarter 2019 Financial Results

Earnings per Share increased 30% year over year to $0.16 on a diluted basis, driven by strong Net Income growth and stock repurchases

Net Revenue grew to $247 Million, Net Income rose to $12 Million, Adjusted EBITDA increased to a record of $55 Million

Returned $295 Million to shareholders through share repurchases in the second quarter

Reaffirms 2019 Business Outlook

SAN FRANCISCO--(BUSINESS WIRE)--August 8, 2019--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the quarter ended June 30, 2019 in the Q2 2019 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“I am proud of our team’s execution of Yelp’s business transition in the first half, which helped us achieve our outlook for the second quarter and sets the stage for revenue acceleration in the second half,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “The significant progress we have made this year, which includes delivering compelling new products, driving greater value to our advertisers, and growing our multi-location business, reinforces our confidence in achieving our financial outlook for 2019.”

Yelp today separately announced that Charles “Lanny” Baker will step down as Chief Financial Officer of Yelp, effective September 2, 2019, in order to accept an executive position at another company. Finance Vice President James Miln will become interim Chief Financial Officer upon Baker’s departure. Yelp has initiated an executive search for a new CFO.

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. PT to discuss the second quarter 2019 financial results and its Business Outlook for the third quarter and full year 2019. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties. These statements include the statements regarding Yelp’s expected revenue growth, plans to drive long-term growth, expectation that its second quarter achievements and its continued focus on its 2019 initiatives will accelerate revenue growth in the second half of the year, and the success and timing of Baker’s transition from Yelp.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to, Yelp’s:

●	limited operating history in an evolving industry;
●	ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses;
●	ability to generate and maintain sufficient high-quality content from its users; and
●	ability to maintain and expand its base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their advertising campaigns at any time.

Investor Relations Contact

Kate Krieger
415-266-3513
ir@yelp.com